Prospectus Supplement No. 1
Filed Pursuant to Rule 424(b)(3)
File No. 333-140234
Prospectus Supplement No. 1
(to Final Prospectus dated June 13, 2007)
     This Prospectus Supplement No. 1 supplements and amends the final prospectus dated June 13, 2007 (the “Final Prospectus”), relating to the sale from time to time of up to 5,935,766 shares of our common stock by certain selling shareholders.
     On June 19, 2007, we filed with the U.S. Securities and Exchange Commission the attached Form 8-K that relates to the Company’s entry into an underwriting agreement for a public offering of common stock and the closing of the transaction contemplated thereby.
     This Prospectus Supplement No. 1 should be read in conjunction with the Final Prospectus and is qualified by reference to the Final Prospectus except to the extent that the information in this Prospectus Supplement No. 1 supersedes the information contained in the Final Prospectus.
     Our shares of common stock trades on The Nasdaq Capital Market under the symbol “RNIN.” On June 15, 2007, the last reported sale price of our common stock was $8.04 per share.
Investing in our common stock involves a high degree of risk. See “Risk Factors"
beginning on page 5 of the Final Prospectus dated June 13, 2007.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 1 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is June 19, 2007.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
June 13, 2007
Date of report (Date of earliest event reported)
Wireless Ronin Technologies, Inc.
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	1-33169 (Commission File Number)	41-1967918 (IRS Employer Identification No.)
14700 Martin Drive
Eden Prairie, Minnesota 55344
(Address of principal executive offices, including zip code)
(952) 564-3500
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
SIGNATURES
EXHIBIT INDEX

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
     On June 13, 2007, Wireless Ronin Technologies, Inc., ThinkEquity Partners LLC, Feltl and Company, Inc., Barrington Research Associates, Inc. and Spirit Lake Tribe entered into an underwriting agreement. Pursuant to such agreement, we agreed to sell, and the underwriters agreed to buy, 3,600,000 shares of our common stock at a public offering price of $7.00 per share. In addition, Spirit Lake Tribe, a beneficial owner of more than 10% of our common stock, agreed to sell, and the underwriters agreed to buy, 1,000,000 shares of our common stock at the same public offering price. We agreed to pay the underwriters an underwriting discount of 7 percent of the gross proceeds of the shares we agreed to sell and Spirit Lake Tribe agreed to pay the underwriters the same discount on the shares it agreed to sell. We also granted the underwriters an option to buy up to an additional 690,000 shares of our common stock on the same terms and conditions within the next 45 days.
     On June 19, 2007, we closed the transaction contemplated by the underwriting agreement. Due to the underwriters’ full exercise of the above-referenced over-allotment option, we issued 4,290,000 shares of common stock, increasing our total outstanding share count to 14,200,151 shares of common stock, and Spirit Lake Tribe sold 1,000,000 shares of common stock.
     The transaction generated net proceeds to our company, after deducting the underwriting discount and estimated offering expenses, of approximately $27,335,900. We intend to use the net proceeds of the offering for general corporate purposes, including working capital and acquisitions of technologies, products or businesses as such opportunities may arise. At present, there are no commitments or agreements with respect to any such acquisitions.
     The underwriting agreement contains other terms and conditions that are customary for transactions of this nature. The underwriting agreement, which appears as Exhibit 1 to this report, is incorporated by reference in response to this Item 1.01.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
     (d) See “Exhibit Index”.

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wireless Ronin Technologies, Inc.
Date: June 19, 2007	By:	/s/ John A. Witham
John A. Witham
Executive Vice President and Chief Financial Officer

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EXHIBIT INDEX

Exhibit
Number	Description
1	Underwriting Agreement by and between the Registrant, ThinkEquity Partners, Feltl and Company, Barrington Research Associates, Inc. and Spirit Lake Tribe (incorporated by reference to our Registration Statement on Form SB-2 filed on June 14, 2007 (File No. 333-143725)).